Exhibit 99.1

FINISH LINE REPORTS 8% INCREASE IN 3rd QUARTER COMPARABLE STORE SALES

** Total sales increase 16% for Q3

** Comparable sales increase 8% on top of 25% gain for Q3LY

** Reconfirming earnings guidance for Q3

INDIANAPOLIS- December 2, 2004-The Finish Line, Inc. (NASDAQ:FINL) reported net sales of $235,253,000 for the thirteen weeks ended November 27, 2004 (“3rd quarter” or “Q3”), an increase of 16% (sixteen percent) over net sales of $202,035,000 for Q3 last year (“Q3 LY”). Comparable store net sales for Q3 increased 8% (eight percent) on top of a 25% (twenty-five percent) increase reported for the comparable 13-week period last year. Effective with the beginning of Fiscal 2005, the Company has included Internet sales from www.Finishline.com in the comparable sales calculation. This change had the effect of increasing Q3 comparable sales 2% (two percent) and year-to-date comparable sales by 1% (one percent).

On a year-to-date basis, for the 39 weeks ended November 27, 2004, net sales were $805,381,000, an increase of 18% (eighteen percent) over net sales of $680,629,000 reported for the 39-week period last year ended November 29,2003. Year-to-date, comparable store net sales increased 9% (nine percent) on top of a 20% (twenty percent) increase reported for the comparable 39-week period last year.

Mr. Alan H. Cohen, Finish Line’s Chairman and Chief Executive Officer stated: “We are pleased to have achieved a strong comparable sales gain of 8% on top of a 25% gain reported for Q3 LY. This marks the eighth consecutive quarter of comp gains at Finish Line. Consumers continue to respond well to our broad assortments and exciting presentation. We believe these results demonstrate that Finish Line has become a premier destination for athletic footwear and continues to capture market share in the mall.”

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During Q3, the Company opened 30 stores, remodeled 12 existing stores and closed two stores. Year-to-date, the Company has opened a total of 65 new stores, remodeled 26 existing stores and closed four stores. The Company plans to open six additional stores in Q4 along with one additional remodel. This equates to total new store openings of 71 for the full fiscal year along with 27 remodels of existing stores. As of November 27, 2004, the Company operated 592 stores compared to 532 at November 29, 2003 an increase of 11%. In addition, store square footage increased 10% to 3,389,000 square feet compared to 3,085,000 square feet at the end of Q3 last year.

The Company reconfirms that diluted earnings per share (spilt adjusted) for the 3rd quarter are expected to range from $.04 to $.06. For Q3 LY, the Company reported diluted earnings per share of $.04, which included a $.01 benefit from a gain on an insurance settlement. The Company expects to report earnings for Q3 on Tuesday, January 4th, after the market closes followed by a live conference call Wednesday morning, January 5th at 8:30 am ET.

The Company did not repurchase any shares of Class A Common Stock during Q3 under the current stock repurchase authorization, which expires December 31, 2007.

The Company has made available a recorded message covering the third quarter sales by dialing 1-706-645-9291 (Conference ID# = 2525179). This replay will be available for 48 hours beginning approximately 8:30am ET Thursday, December 2nd. After the initial 48-hour period the recording will be available at www.Finishline.com through December 9th.

The Company has experienced, and expects to continue to experience, significant variability in net sales and comparable store net sales from quarter to quarter. Therefore, the results of the periods presented herein are not necessarily indicative of the results to be expected for any other future period or year.

Certain statements contained in this press release regard matters that are not historical facts and are forward looking statements (as such term is defined in the rules promulgated pursuant to the Securities Act of 1933, as amended). Because such forward looking statements contain risks and uncertainties, actual results may differ materially from those expressed in or implied by such forward looking statements. Factors that could cause actual results to differ materially include, but are not limited to: changing consumer preferences; the Company’s inability to successfully market its footwear, apparel, accessories and other merchandise; price, product and other competition from other retailers (including internet and direct manufacturer sales); the unavailability of products; the inability to locate and obtain favorable lease terms for the Company’s stores; the loss of key employees, general economic conditions and adverse factors impacting the retail athletic industry; management of growth; and the other risks detailed in the Company’s Securities and Exchange Commission filings. The Company undertakes no obligation to release publicly the results of any revisions to these forward looking statement that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

The Finish Line, Inc. is one of the nation’s leading athletic specialty retailers offering the best selection of footwear, apparel and accessories for men, women and kids. Finish Line is publicly traded on the NASDAQ National Market under the symbol FINL and currently operates 592 stores in 46 states and online. To learn more about Finish Line, go to www.finishline.com.

Investor Relations:

CONTACT:	Kevin S. Wampler, 317-899-1022, ext. 6914
Executive Vice President – CFO

Media Requests:
CONTACT:	Elise Hasbrook, 317-899-1022, ext. 6827
Corporate Communications Manager